Exhibit 5.1

THE LACLEDE GROUP, INC.

720 Olive Street

St. Louis, MO 63101

Mark C. Darrell

Senior Vice President, General Counsel &

Chief Compliance Officer

August 19, 2014

The Laclede Group, Inc.

720 Olive Street

St. Louis, Missouri 63101

Re:	Registration Statement on Form S-3 File No. 333-190388

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Chief Compliance Officer of The Laclede Group, Inc., a Missouri corporation (the “Company”), and have served in that capacity in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (File No. 333-190388) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of (i) $250,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2017 (the “Floating Rate Notes”), (ii) $125,000,000 aggregate principal amount of the Company’s 2.55% Senior Notes due 2019 (the “2019 Notes”) and (iii) $250,000,000 aggregate principal amount of the Company’s 4.70% Senior Notes due 2044 (the “2044 Notes” and, together with the Floating Rate Notes and the 2019 Notes, the “Notes”), issued under that Indenture (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each dated as of August 19, 2014 and by and between the Company and UMB Bank & Trust, N.A., as trustee (the “Trustee”), and sold pursuant to the terms of an underwriting agreement, dated August 12, 2014 (the “Underwriting Agreement”), by and among the Company and the several underwriters named on Exhibit A thereto for whom Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Wells Fargo Securities, LLC (“Wells Fargo”) acted as representatives (collectively, the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have reviewed the Registration Statement, the Indenture, the forms of global securities representing the Notes, and the Underwriting Agreement. In addition, I have examined originals or certified copies of the resolutions adopted by the Board of Directors of the Company and the pricing committee thereof authorizing the issuance and sale of the Notes and such other corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1. The Company is a validly existing as a corporation in good standing under the laws of the State of Missouri.

2. The Company has the corporate power and authority to issue the Notes, and the Notes have been duly authorized, executed and delivered by the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of my name in the Prospectus dated June 3, 2014 and the Prospectus Supplement relating to the offering of the Notes, dated August 12, 2014, forming a part of the Registration Statement and under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Mark C. Darrell

Mark C. Darrell

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